ASSET PURCHASE AGREEMENT

by and among

S-2-S ACQUISITION CORPORATION

and

SPORTS-2-SCHOOL, LLC

and

BUCK SWINDLE ASSOCIATES, INC.

AUGUST 12, 2005

ARTICLE I  PURCHASE OF ASSETS AND RIGHTS;  LIABILITIES EXCLUDED AND ASSUMED

Section 1.1

Agreement to Sell

Section 1.2

Purchased Assets

Section 1.3

Excluded Assets

Section 1.4

Assumption of Liabilities; Satisfaction.

Section 1.5

Excluded Liabilities.

Section 1.6

Purchase Price.

Section 1.7

Allocation of Purchase Price

Section 1.8

Consents

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBER

Section 2.1

Organization

Section 2.2

Ownership of Membership Interests

Section 2.3

Subsidiaries, etc

Section 2.4

Authority Relative to and Validity of this Agreement

Section 2.5

No Conflict

Section 2.6

Governmental Consents

Section 2.7

Financial Statements

Section 2.8

Liabilities

Section 2.9

Absence of Certain Changes and Events

Section 2.10

Taxes and Tax Returns.

Section 2.11

Title to Property.

Section 2.12

Intellectual Property.

Section 2.13

Legal Proceedings, Claims, Investigations, etc

Section 2.14

Insurance

Section 2.15

Material Contracts.

Section 2.16

Customers

Section 2.17

Trade Accounts Receivable

Section 2.18

Certain Transactions

Section 2.19

Broker

Section 2.20

Environmental Matters.

Section 2.21

Illegal Payments

Section 2.22

Licenses

Section 2.23

Compliance with Law

Section 2.24

Labor Matters

Section 2.25

Employee Benefits.

Section 2.26

Books of Account; Records; Bank Accounts

Section 2.27

Investments in Competitors

Section 2.28

Employees

Section 2.29

Workers Compensation

Section 2.30

Credit Terms

Section 2.31

Other

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1

Corporate Organization

Section 3.2

Authority

Section 3.3

Capitalization

Section 3.4

Governmental Consents

Section 3.5

No Conflicts; Absence of Defaults; No Third Party Consent Required

Section 3.6

Legal Proceedings, Claims, Investigations, etc

ARTICLE IV  COVENANTS OF THE PARTIES

Section 4.1

Access

Section 4.2

Conduct of Business

Section 4.3

Preservation of Business Prior to Closing Date

Section 4.4

Exclusivity.

Section 4.5

Reasonable Efforts

Section 4.6

Conduct; Notification of Certain Matters

Section 4.7

Public Disclosure

Section 4.8

Expenses

Section 4.9

Loss

Section 4.10

Disclosure to Employees

Section 4.11

Name Change

Section 4.12

Bank Accounts

Section 4.13

Taxes.

Section 4.14

Closing Date Balance Sheet

Section 4.15

Additional Documents and Further Assurances

Section 4.16

Confidentiality.

Section 4.17

Product Claims

Section 4.18

Transition of Customers

ARTICLE V  CONDITIONS TO THE CLOSING

Section 5.1

Illegality

Section 5.2

Absence of Litigation

Section 5.3

Consents and Approvals

ARTICLE VI  CLOSING CONDITIONS TO OBLIGATIONS; CLOSING DELIVERIES

Section 6.1

The Closing.

Section 6.2

Conditions to Obligations of Seller and the Members

Section 6.3

Conditions to Obligations of Purchaser

Section 6.4

Deliveries by Seller and the Member at the Closing

Section 6.5

Deliveries by Purchaser at the Closing

ARTICLE VII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1

Survival

Section 7.2

Indemnification by Seller and the Member

Section 7.3

Indemnification by Purchaser

Section 7.4

Limitation of Indemnification Obligations

Section 7.5

Indemnification Procedures.

Section 7.6

Payment; Right of Offset

Section 7.7

Other Rights and Remedies Not Affected

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER

Section 8.1

Termination

Section 8.2

Effect of Termination

ARTICLE IX  MISCELLANEOUS

Section 9.1

Notices

Section 9.2

Specific Performance

Section 9.3

Entire Agreement

Section 9.4

Binding Effect, Benefits, Assignments

Section 9.5

Applicable Law

Section 9.6

Jurisdiction

Section 9.7

Severability

Section 9.8

No Third Party Beneficiaries

Section 9.9

Headings

Section 9.10

Pronouns and Plurals; Interpretation

Section 9.11

Counterparts

Section 9.12

Representation By Counsel; Interpretation

2306398_4.DOC

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2005, is by and among S-2-S Acquisition Corporation, a Delaware corporation (together with its successors and assigns, “Purchaser”), Sports-2-School, LLC, a Kentucky limited liability company (“Seller”) and Buck Swindle Associates, Inc., a Georgia corporation (the “Member”).

W I T N E S S E T H

This Agreement describes a transaction in which Purchaser is purchasing substantially all of the assets of Seller used in the business of marketing and selling imprinted sportswear (the “Business”) and assuming certain enumerated liabilities of Seller.

IN CONSIDERATION of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE OF ASSETS AND RIGHTS;
LIABILITIES EXCLUDED AND ASSUMED

Section 1.1

Agreement to Sell.  At the Closing, which shall occur on the Closing Date (both terms as defined in Section 6.1 hereof), and in accordance with the terms and conditions of this Agreement, Seller shall grant, sell, convey, assign and deliver to Purchaser, all right, title and interest of Seller in and to all of the operating assets, properties and rights of Seller set forth in Section 1.2 hereof and the Schedules referred to therein (the “Purchased Assets”), which shall not include the Excluded Assets (as defined in Section 1.3 hereof), and which shall be free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (“Liens”), other than Permitted Liens (as defined in Section 2.11 hereof).

Section 1.2

Purchased Assets.  The Purchased Assets shall include, without limitation, the following assets:

(a)

all deposits, cash, cash equivalents, escrow accounts, marketable securities and expense reimbursements of the Seller as of the Closing Date;

(b)

all accounts receivable, employee receivables, prepaid assets, prepayments (including without limitation any prepaid insurance policy premiums and prepaid taxes), deposits, and expense reimbursements;

(c)

all machinery, equipment, supplies, vehicles, buildings, personal property, furniture, office equipment, computer equipment, fax machines, telephones and telephone systems, fixtures, furnishings, parts, spare parts and tools used in the operation of the Business, including without limitation those set forth in Schedule 1.2(c);

(d)

all contracts, agreements (including without limitation all license agreements), insurance policies and other agreements to which Seller is a party and that are set forth in Schedule 1.2(d) as contracts Buyer wishes to assume (collectively, the “Assumed Contracts”);

(e)

all patents (and applications therefore), trademarks (and applications therefore), trade names, including any rights Seller may have in the name “Sports-2-School,” any similar names and any derivations thereof, service marks, copyrights, technologies, methods, formulations, art work, drawings, designs, data bases, computer systems, software, operating manuals, trade secrets, know-how, franchises, licenses, vendor numbers (including without limitation the vendor numbers set forth in Schedule 1.2(e) (the “Vendor Numbers”), business permits, certificates, customer lists, all information, files, records, data, plans and recorded information related to the foregoing and other intellectual property used in the Business (and any applications for any of the foregoing) (collectively, the “Purchased Proprietary Rights”);

(f)

all right, title and interest in and to Seller’s Business, Seller’s goodwill and any other intangible asset owned by it or used in the operation of the Business.

(g)

the registration for the website address (URL) www.____________________ (the “Website”) and the underlying HTML source code for the Website and all content related thereto.

(h)

all operating data and records of Seller used in the Business, including information, files, records, data, employee files, plans, contracts and recorded information, customer lists, vendor lists, supplier lists, production records, accounting records, property records, mailing lists, customer pricing information, credit records, correspondence, office supplies, budgets, documents and records similar to the foregoing, and all other records and files with respect to the  assets, properties and rights being transferred hereunder;

(i)

all claims, refunds, warranties (express or implied), rights of recovery and any other rights Seller may have against its customers and vendors and under any products liability insurance maintained by Seller;

(j)

all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of any federal, state or local regulatory, administrative or other governmental agency or body that are used by, or required for, the ownership and operation of the Business;

(k)

all causes of action, judgments, claims, demands, credits, refunds, rights of recovery, rights of set-off and other rights of Seller of every kind and nature.

Section 1.3

Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):

(a)

Seller’s inventory;

(b)

Seller’s notes receivable to Gaddco, Inc. and the Member; and

(c)

The rights of Seller under this Agreement.

Section 1.4

Assumption of Liabilities; Satisfaction.

(a)

At the Closing, Purchaser, subject to Section 1.4(b), shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(i)

Up to One Hundred Seventy-Two Thousand Dollars ($172,000) of Seller’s indebtedness to McIntosh Bank (the “Bank”) pursuant to that certain working capital note by and between Bank and Seller dated ________________ (the “Seller’s Bank Indebtedness”); and

(ii)

Seller’s performance obligations associated with any deposits that are Purchased Assets; and

(iii)

the Assumed Contracts set forth on Schedule 1.2(d).

(iv)

any amounts due Purchaser for merchandise owed.

Notwithstanding anything in Section 1.4(a) to the contrary, the Assumed Liabilities shall not include any indebtedness of Seller or the Member of any type, kind or nature whatsoever, whether owed or contingent, whether real or implied, to any member, officer, manager, employee or any other related party or affiliate of Seller.

Section 1.5

Excluded Liabilities.

(a)

Except as otherwise specifically provided in Section 1.4 hereof, Purchaser shall not assume, nor shall it agree to pay, perform or discharge any liability or obligation of any kind or nature whatsoever of Seller (collectively, the “Excluded Liabilities”), including, without limitation;

(i)

any liability for interest bearing debt (including all interest prepayment premiums or penalties and all other liabilities associated therewith, capital lease obligations (other than Assumed Contracts), non-operating liabilities, amounts owed and outstanding to any Employee Benefit Plans (as defined in Section 2.25), incentive compensation and bonuses, off-balance sheet liabilities, payment obligations incurred in connection with any non-competition or employment agreement or arrangement, current and deferred Taxes, deferred revenues, deferred purchase price of property and all obligations of Seller evidenced by bonds, debentures, notes or similar instruments;

(ii)

any liability to pay any Taxes, regardless of whether the liability for such Taxes exists now or in the future, whether arising from operations, in connection with the consummation of the transactions contemplated hereby or otherwise, except that Purchaser shall pay all sales, use and/or transfer taxes that arise out of the transactions contemplated herein;

(iii)

any liability to pay the Taxes of any other person or entity because Seller was a member of an affiliated group under Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “IRC”);

(iv)

any liability or obligation with respect to the Excluded Assets;

(v)

any obligation to indemnify any person by reason of the fact that such person was a member, manager, officer, employee or agent of Seller, or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity;

(vi)

any liability or obligation with respect to any Employee Benefit Plans, programs or practices, including but not limited to Employee Benefit Plan claims, incentive compensation, bonus accruals, vacation pay, sick pay, and medical, vision, dental or retirement plans, programs or practices;

(vii)

any liability for payments to employees under the Worker Adjustment and Retraining Notification Act or the Family and Medical Leave Act of 1993;

(viii)

any liability for offering and providing COBRA continuation coverage to any qualified beneficiary who is covered by an Employee Benefit Plan which is a group health plan (where, for the purposes of this subsection the terms “continuation coverage,” “qualified beneficiary” and “group health plan” have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq., of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ix)

any liability for commitments relating to the employment, relocation or termination of any employees, including without limitation, accrued salary or severance pay;

(x)

any liability for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(xi)

any liability relating to violations of any Environmental Laws;

(xii)

any liability arising from the infringement of the intellectual property rights of others or the allegation of such infringement;

(xiii)

any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made on or prior to the Closing Date, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income; or

(xiv)

any liability, payment or performance obligation with respect to (A) any employee, member, former member or affiliated entity of Seller, (B) any affiliate, stockholder, family member or relative of any one of the foregoing.

(b)

Seller and the Member, jointly and severally, shall remain liable for, and shall discharge when due, all of the Excluded Liabilities.

Section 1.6

Purchase Price.

(a)

The consideration for the purchase of the Purchased Assets shall be (i) shares of common stock of Next, Inc., a Delaware corporation ("Next"), $.001 par value per share (“Shares”), sufficient to arrive at a cumulative dollar value of up to Five Hundred Thousand and No/Dollars ($500,000.00) (the “Stock Consideration”), (ii) cash up to Six Hundred Fifty Thousand and No/Dollars ($650,000.00) (the "Cash Consideration"), and (iii) the assumption of the Assumed Liabilities.  The Cash Consideration and the Stock Consideration actually paid hereunder is referred to as the “Purchase Price.”

(b)

The Stock Consideration for the 2006 Measurement Year shall be determined as follows:

(i)

If the Sales Target for the 2006 Measurement Year equals or exceeds Three Million Dollars ($3,000,000), Purchaser shall cause to be delivered to Seller Shares having a value equal to One Hundred Fifty Thousand Dollars ($150,000).

(ii)

If the Sales Target for the 2006 Measurement Year exceeds Two Million One Hundred Thousand Dollars ($2,100,000) but is less than Three Million Dollars ($3,000,000), Purchaser shall cause to be delivered to Seller Shares having a value equal to the actual amount of the Sales Target in excess of Two Million One Hundred Thousand Dollars ($2,100,000) multiplied by 0.16667.

(iii)

If the Sales Target for the 2006 Measurement Year is less than Two Million One Hundred Thousand Dollars ($2,100,000), no Shares shall be delivered to Seller.

(c)

The Stock Consideration for the 2007 Measurement Year shall be determined as follows:

(i)

If the Sales Target for the 2007 Measurement Year equals or exceeds Four Million Dollars ($4,000,000),  Purchaser shall cause to be delivered to Seller Shares having a value equal to One Hundred Fifty Thousand Dollars ($150,000).

(ii)

If the Sales Target for the 2007 Measurement Year exceeds Three Million One Hundred Thousand Dollars ($3,100,000) but is less than Four Million Dollars ($4,000,000), Purchaser shall cause to be delivered to Seller Shares having a value equal to the actual amount of the Sales Target in excess of Three Million One Hundred Thousand Dollars ($3,100,000) multiplied by 0.16667.

(iii)

If the Sales Target for the 2007 Measurement Year is less than Three Million One Hundred Thousand Dollars ($3,100,000), no Shares shall be delivered to Seller.

(d)

The Stock Consideration for the 2008 Measurement Year shall be determined as follows:

(i)

If the Sales Target for the 2008 Measurement Year equals or exceeds Five Million Dollars ($5,000,000), Purchaser shall cause to be delivered to Seller Shares having a value equal to Two Hundred Thousand Dollars ($200,000).

(ii)

If the Sales Target for the 2008 Measurement Year exceeds Four Million One Hundred Thousand Dollars ($4,100,000) but is less than Five Million Dollars ($5,000,000), Purchaser shall cause to be delivered to Seller Shares having a value equal to the actual amount of the Sales Target in excess of Four Million One Hundred Thousand Dollars ($4,100,000) multiplied by 0.2223.

(iii)

If the Sales Target for the 2006 Measurement Year is less than Four Million One Hundred Thousand Dollars ($4,100,000), no Shares shall be delivered to Seller.

(e)

For purposes of this Section 1.6, the terms set forth below shall have the following meanings:

(i)

“2006 Measurement Year” means the twelve (12) month period ending on November 30, 2006.

(ii)

“2007 Measurement Year” means the twelve (12) month period ending on November 30, 2007.

(iii)

“2008 Measurement Year” means the twelve (12) month period ending on November 30, 2008.

(iv)

“Measurement Year” means the 2006 Measurement Year, the 2007 Measurement Year or the 2008 Measurement Year, as applicable.

(v)

“Sales Target” means the aggregate net sales of the Business, as determined by the Company.

(f)

The per-share value of the Shares shall be equal to the average per-share closing price during the ten-day trading period ending the applicable Measurement Year.

(g)

The Stock Consideration, if any, shall be paid within ninety (90) days of the last day of the applicable Measurement Year by delivery of Share stock certificates to Seller (or the Member upon Seller’s written request) at the address set forth in Section 9.1 of this Agreement.

(h)

The Cash Consideration shall be paid as follows:

(i)

Fifty Thousand Dollars ($50,000) shall be paid on the Closing Date (the “Closing Date Cash Consideration”) by wire transfer to an account designated by Seller.

(ii)

If the Sales Target is in an amount up to One Million ($1,000,000) during the period beginning on the Closing Date and ending on the last day of the 2008 Measurement Year, Purchaser shall pay to Seller in cash up to One Hundred Twenty Thousand Dollars ($120,000).

(iii)

If the Sales Target is more than One Million Dollars and less than Two Million ($2,000,000) during the period beginning on the Closing Date and ending on the last day of the 2008 Measurement Year, Purchaser shall pay to Seller in cash up to an additional One Hundred Twenty Thousand Dollars ($120,000).

(iv)

If the Sales Target is more than Two Million Dollars ($2,000,000) and less than Three Million ($3,000,000) during the period beginning on the Closing Date and ending on the last day of the 2008 Measurement Year, Purchaser shall pay to Seller in cash up to an additional One Hundred Twenty Thousand Dollars ($120,000).

(v)

If the Sales Target is more than Three Million Dollars ($3,000,000) and less than Four Million ($4,000,000) during beginning on the Closing Date and ending on the last day of the 2008 Measurement Year, Purchaser shall pay to Seller in cash up to an additional One Hundred Twenty Thousand Dollars ($120,000).

(vi)

If the Sales Target is more than Four Million Dollars ($4,000,000) and less than Five Million ($5,000,000) during the period beginning on the Closing Date and ending on the last day of the 2008 Measurement Year, Purchaser shall pay to Seller in cash up to an additional One Hundred Twenty Thousand Dollars ($120,000).

(vii)

If the Sales Target on the last day of the 2008 Measurement Year is between any two amounts set forth in subsections (i), (ii), (iii), (iv) and (v), Purchaser shall pay to Seller in cash an amount equal to the actual amount of the Sales Target in excess of the lower of such two amounts multiplied by 0.12.

(viii)

With respect to the payments contemplated by subsections (ii) through (vi), Purchaser shall be entitled to make prorated monthly, quarterly and other interim payments of Cash Consideration if Purchaser in its sole discretion determines that forecasted or estimated Sales Targets are met for such periods; provided, however, that the frequency of any such payments shall at all times be made in the sole discretion of Purchaser.

(ix)

It is acknowledged and agreed that the sales used to determine the Sales Target are generated by the Member and SDJ, LLC.  Accordingly, the parties agree that Purchaser in its sole discretion shall be entitled to allocate and pay directly the Cash Consideration referred to in subsections (ii) through (vii) to the Member and SDJ, LLC.

(x)

The Cash Consideration shall be paid within thirty (30) days following the date on which the Company determines that the applicable Sales Target has been achieved.

(i)

If Seller prior to the Closing makes any debt payments or declares or makes any distributions to or in favor of the Member or any party affiliated with Seller or the Member, the Cash Consideration shall on a pro rata basis be reduced, dollar-for-dollar, as of the Closing Date by the amount of such debt payment or distribution.

Section 1.7

Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 1.7 to be attached hereto on the Closing Date.  Seller, Purchaser and the Member each covenant and agree that they will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.7 or Schedule 1.7.

Section 1.8

Consents.  Notwithstanding anything else contained in this Agreement to the contrary unless waived by Purchaser in writing, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any Assumed Contract or any claim, right or benefit arising thereunder or resulting therefrom if such a transfer or attempted transfer, without the authorization, approval, consent or waiver (collectively, an “Approval”) of a third party, would constitute a breach or violation thereof, or adversely affect the rights of Purchaser thereunder, or result in a material adverse effect on the Business. In the event that Purchaser assumes any Assumed Contract for which any such Approval is not obtained on or prior to the Closing Date, Seller and the Member shall continue to use commercially reasonably efforts to obtain such Approval and cooperate with Purchaser in any reasonable and lawful arrangement that provides Purchaser with the benefits of such Assumed Contract, including, without limitation, the enforcement, for the benefit of Purchaser, of any and all rights of Seller arising out the breach, termination or cancellation of an Assumed Contract by a third party.  Any and all consent and assignment costs or charges expressly set forth in any Assumed Contract, including, without limitation, payments stated to be due in connection with the sale, transfer, or other disposition of the Business by Seller, shall be paid for by Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBER

Seller and the Member, jointly and severally, represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereunder:

Section 2.1

Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky.  Seller has all requisite power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted.  Seller is duly qualified or licensed to do business as a foreign limited liability company in the jurisdictions in which the conduct of its business or the ownership or leasing of its properties require Seller to be so qualified or licensed.  Seller has delivered to the Buyer complete and correct copies of its articles of organization and operating agreement, in each case, as amended and in effect on the date hereof.  Seller is not in violation of any of the provisions of its certificate of formation or operating agreement.

Section 2.2

Ownership of Membership Interests.  The respective ownership interests of the members of Seller are set forth in Schedule 2.2.  The persons set forth in Schedule 2.2 collectively own all of the issued and outstanding membership interests of Seller (the “Membership Interests”), free and clear of all liens, claims or encumbrances of any nature.  The Membership Interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, agreements, understandings or arrangements to sell or issue any Membership Interests, including any right of conversion or exchange under any outstanding security or other instrument, and no membership interests are reserved for issuance for any purpose.

Section 2.3

Subsidiaries, etc.  Seller does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, affiliate, association or other entity.

Section 2.4

Authority Relative to and Validity of this Agreement.  Seller and the Member have all requisite power, limited liability company or otherwise, and authority to enter into this Agreement, to perform all of their obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party. The execution and delivery of this Agreement, the performance by Seller and the Member of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller including, without limitation, approval of Seller’s members and managers. There are no limited liability company, contractual, statutory or other restrictions of any kind upon the power and authority of Seller or the Member to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no action, waiver or consent by any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (collectively, a “Governmental Entity”) is necessary to make this Agreement a valid instrument binding upon Seller and the Member in accordance with its terms. This Agreement has been duly executed and delivered by Seller and the Member, and constitutes the legal, valid and binding obligations of Seller and the Member.

Section 2.5

No Conflict.  The execution, delivery and performance of this Agreement by Seller and the Member, and the consummation of the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Seller or the Member pursuant to (i) any provision of Seller’s articles of organization or operating agreement or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Seller or the Member is a party or by which their respective properties or assets are bound, or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Seller or the Member or their respective properties or assets.

Section 2.6

Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any Governmental Entity is required by or with respect to Seller or the Member in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.7

Financial Statements.  Seller has delivered to Purchaser true and complete copies of its interim financial statements (the “Interim Financial Statements”) for the period ending on March 31, 2005 (the “Interim Financial Statement Date”) and its audited financial statements, including the notes thereto, for the fiscal year ended December 31, 2004 (collectively with the Interim Financial Statements, the “Financial Statements”), copies of which are attached hereto as Schedule 2.7 (i).  The Financial Statements have been prepared in conformity with generally accepted accounting principles on an accrual basis (“GAAP”) and present fairly the financial condition, assets and liabilities of Seller as of the respective dates thereof and the results of operations and cash flows for the respective periods covered, subject with respect to the Interim Financial Statements to normal year-end adjustments and any other adjustments described therein none of which shall be material individually or in the aggregate.  Since the Interim Financial Statement Date and except as set forth in Schedule 2.7(ii), Seller has not sold or otherwise disposed of or encumbered any of the respective properties or assets reflected on the Interim Financial Statements, or other assets owned or leased by it, except in the ordinary course of business.  Except for trade payables and liabilities arising in the ordinary course of business, Seller has not incurred any liability since the Interim Financial Statement Date, whether accrued, absolute, contingent or otherwise.

Section 2.8

Liabilities.  Seller has no liability, debt or obligation of any nature (whether liquidated, unliquidated, direct, accrued, absolute, contingent or otherwise, and whether due or to become due), except liabilities that (i) are set forth in Schedule 2.8, (ii) are reflected on the Financial Statements, or (iii) were incurred in the ordinary course of business after the Interim Financial Statement Date.

Section 2.9

Absence of Certain Changes and Events.  Since March 31, 2005, there have not been any material adverse changes in the condition (financial or otherwise), assets, liabilities, earnings, properties, Business or prospects of Seller, and Seller has not;

(a)

authorized, issued, sold or converted any of its equity capital, or entered into any agreement with respect thereto;

(b)

declared, set aside or made any dividend or other distribution to its members or purchased, redeemed or reclassified any of their equity capital or effected any stock split, stock dividend, exchange or recapitalization or entered into any agreement in respect of the foregoing;

(c)

incurred any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Business or the Purchased Assets;

(d)

other than in the ordinary course of business, sold, assigned, transferred or otherwise disposed of any of its tangible or intangible assets or the Intellectual Property;

(e)

other than in the ordinary course of business, mortgaged, pledged, granted or suffered to exist any lien or encumbrance on any of its assets or properties, tangible or intangible;

(f)

other than in the ordinary course of business, waived any rights of material value of cancelled, discharged, satisfied or paid any debt, claim, lien, encumbrance, liability or obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due;

(g)

other than in the ordinary course of business, incurred any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate);

(h)

other than in the ordinary course of business, leased or effected any transfer of any of the assets, properties or rights;

(i)

other than in the ordinary course of business, entered into, made any amendment to or terminated any agreement to which Seller is a party;

(j)

amended its organizational instruments;

(k)

effected any change in its accounting practices, procedures or methods;

(l)

paid, loaned or advanced any amount to or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction of any nature with any member, manager or officer of Seller, any “affiliate” or “associate” of any member, manager or officer of Seller (as such terms are defined in the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended), or any business or entity in which any member, manager or officer of Seller, or any “affiliate” or “associate” of any member, manager or officer of Seller, has any direct or indirect interest, except for regular compensation paid to its members or any affiliates of its members who are also employees of Seller;

(m)

increased the compensation payable to any of its managers, officers or employees or become obligated to increase any such compensation; or

(n)

entered into any other transaction other than in the ordinary course of business and consistent with past practices, or changed in any way its business policies or practices.

Section 2.10

Taxes and Tax Returns.

(a)

Seller has filed or caused to be filed in a timely manner all returns, declarations, reports, estimates, information returns and statements with respect to Taxes (collectively, the “Tax Returns”) required to be filed under any United States federal, state or local or any foreign law pertaining to Taxes and such Tax Returns are, in all material respects, true, complete and correct.  Seller has paid, within the time and in the manner prescribed by law or, alternatively, will pay in a timely manner on or before the Closing Date, all Taxes required to be shown on such Tax Returns.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.  “Tax” or “Taxes” shall mean, collectively, all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, alternative (or add-on) minimum, license, withholding, employment, environmental, payroll, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a consolidated, unitary, combined, separate or any other basis, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(b)

Seller has paid or accrued on its books and records amounts that are adequate for the payment of all Taxes, whether or not required to be shown on any Tax Return, not yet due and payable, including Taxes for any period that ends on or before the Closing Date and for any period that begins before the Closing Date and ends after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending on the Closing Date.

(c)

Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from employees and any other third parties and paid over to the proper governmental authorities, all amounts required to be so withheld and paid under all applicable laws.

(d)

There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Seller, and Seller is not the beneficiary of any extension to file any Tax Return.

(e)

No federal, state, local or foreign audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller and, to Seller’s or Seller Members’ knowledge, no deficiencies for any Taxes have been asserted against Seller that have not been resolved or paid in full.  There are no tax liens or similar encumbrances with respect to any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.  No issue is currently being asserted by the Internal Revenue Service (the “IRS”) or other relevant taxing authority in any audit or examination of the respective Tax Returns of Seller.  Seller has not filed, with respect to any item, a disclosure statement pursuant to Section 6662 of the Code, or any comparable disclosure with respect to federal, state and/or local tax statutes.

(f)

No currently effective power of attorney has been granted by Seller with respect to any matter relating to Taxes that is currently in force.

(g)

At no time has Seller been included in a consolidated, affiliated, combined, unitary or similar Tax Return nor was any such inclusion required nor has any liability on Taxes of any other person as a transferee, successor, by contract or otherwise, been assessed against Seller.

Section 2.11

Title to Property.

(a)

Seller has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all tangible real and personal assets and property that it owns or leases or that is used in the operation of the Business (collectively, the “Property”), free and clear of all liens, claims and encumbrances of any nature, except those identified in the Financial Statements (“Permitted Liens”).  Schedule 2.11(a)(i) sets forth a complete and accurate list of all such owned or leased property including, without limitation, (i) all inventory, machinery, equipment, tooling, parts, furniture, supplies, office equipment, (ii) all leases of equipment or other property used in the conduct of the respective Businesses and (iii) all other owned or leased property.  Except as set forth in Schedule 2.11(a)(ii), no financing statement under the Uniform Commercial Code or any similar law naming Seller as debtor has been filed in any jurisdiction in respect of the Property, and neither Seller nor the Member is a party to or bound under any agreement or legal obligation authorizing a party to file any such financing statement, except those financing statements that will be terminated at Closing.

(b)

Each lease identified on Schedule 2.11(a)(i) is valid and enforceable in accordance with its terms, in all material respects, and is in full force and effect. Except as set forth on Schedule 2.11(b), no consent or approval of any landlord or other third party in connection with any such lease is necessary for Seller or the Member to enter into and execute this Agreement and consummate the transactions contemplated hereby. To the best of Seller’s knowledge, no other party to any lease is in default of its obligations thereunder, and Seller (or any other party to any such lease) has not at any time delivered or received any notice of default which remains uncured under any such lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such lease.

(c)

All material items of equipment owned or leased by Seller are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 2.12

Intellectual Property.

(a)

Seller owns, or holds legally enforceable licenses or other legally enforceable rights to use all patents, patent applications, trademarks, brand marks, service marks, logos, brand names, domain names, trade names, copyrights, proprietary software, know-how, trade secrets arising from any proprietary processes or any similar proprietary intellectual property (collectively, the “Intellectual Property”) that are used in the Business as it is presently being conducted.  Seller owns or has the right to use, sell or license all Intellectual Property and such Intellectual Property is sufficient for the conduct the Business as it is currently being conducted.  Schedule 2.12 hereto lists, as may be applicable, each patent, patent right, patent application, trade name registration, trademark application and/or registration, copyright application and/or registration, domain name, source and object code owned or possessed by Seller.  Such list specifies, as applicable: (i) the title of the patent, trademark trade name, service mark, copyright or application therefore; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright exists and has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) all Licenses (copies of which have been delivered to Purchaser). For the purposes of this Agreement, “Licenses” collectively, means all licenses, sub-licenses, agreements, permissions, undertakings and understandings pursuant to which any third party is licensed or authorized to use any Intellectual Property or pursuant to which Seller is authorized to use any patents, trademarks, trade secrets, service marks, trade names, copyrights, inventions, products and processes under development, databases, drawings, designs, proprietary know-how or information, other confidential information, or other rights with respect thereto of any third party.

(b)

The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not constitute a breach of any License or other instrument or agreement governing any Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any License or any Intellectual Property or impair the right of Seller to use, sell or license any License or any Intellectual Property or any portion thereof.

(c)

Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Seller or currently under development by Seller violates any license or agreement between Seller and any third party relating to such product, nor infringes upon any intellectual property right of any other party. There are no pending or, to Seller’s knowledge, threatened claims or litigation contesting the respective validity and ownership by Seller or its right to use, sell, license or dispose of any License or any Intellectual Property, nor is there any basis for such a claim.  Seller has not received any actual notice asserting that any License or any Intellectual Property or its proposed use, sale, license or disposition conflicts or will conflict with the rights of any other party, nor is there any basis for such an assertion.

(d)

No current or prior members, officers, employees, consultants or agents of Seller have asserted an ownership interest in any License or any Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Seller or otherwise.

Section 2.13

Legal Proceedings, Claims, Investigations, etc.  There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or, to Seller’s knowledge, threatened, against Seller (or any member, manager, officer or employee of Seller) relating to the business or assets of Seller.  Seller has not been informed of, or has any knowledge of, any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to Seller or its Business.  Seller is not currently subject to any judgment, order, injunction or decree of any court, arbitration authority, administrative agency or other Governmental Entity.

Section 2.14

Insurance.  Schedule 2.14 hereto sets forth a list and brief description of all existing insurance policies (including health insurance), which description shall include, without limitation, all expiration and renewal dates of such policies, that name Seller as an insured or beneficiary or as a loss payable payee or for which Seller or the Member has paid or is obligated to pay all or part of the premiums.  Seller is not in default with respect to any provision contained in any insurance policy, nor has it failed to give any notice or present any claim under any insurance policy in a timely fashion. Copies of all such policies have been delivered to Purchaser.  All such policies are in full force and effect on the date hereof and following the Closing Date will continue to be in full force and effect to the extent as may be paid for by Purchaser. All payments with respect to such policies are current and will remain so up to the Closing Date. As it relates to the insurance policies set forth on Schedule 2.14, Seller has not received written notice (excluding notice of a premium increase or contract expiration date) of any pending or threatened termination or retroactive premium increase with respect thereto.

Section 2.15

Material Contracts.

(a)

Except as listed on Schedule 2.15(a), Seller is not a party to any of the following type of oral or written contracts or agreements:

(i)

any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $5,000 per annum;

(ii)

any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Seller or involve consideration in excess of $5,000;

(iii)

any agreement concerning a partnership or joint venture or any outstanding powers of attorney executed on behalf of Seller;

(iv)

any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(v)

any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or prospects of Seller;

(vi)

any distribution, dealer, representative or sales agency agreement, contract or commitment relating to the respective Businesses;

(vii)

any agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller’s knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

(viii)

any agreements with customers; or

(ix)

any other agreement (or group of related agreements) the performance of which involves the payment of consideration in excess of $5,000.

(b)

Seller has delivered to Purchaser a correct and complete copy of each written agreement and any amendments thereto listed on Schedule 2.15(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.15(a).  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) except as disclosed on Schedule 2.15(b), unless terminated by either party without cause as allowed under the particular agreement, subject to the continued performance by the Purchaser after the Closing and the absence of the termination by the other party(ies) to such agreements (x) resulting from actions by Purchaser or (y) events occurring after the Closing which termination is in accordance with the terms of such agreement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) Seller is not and, to its knowledge, no other party to the agreement is in breach or default, and no event has occurred which with the giving of notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration, under the agreement; and (iv) Seller has not and, to its knowledge, no other party has repudiated any provision of the agreement.  Except as set forth on Schedule 2.15(b), no consent from any third party is required in connection with Purchaser’s valid assumption of the Assumed Contracts.

Section 2.16

Customers.  Except as set forth on Schedule 2.16, there are no pending or, to Seller’s knowledge, threatened disputes between Seller and any of its vendors, suppliers, customers or other parties that in any way relate to the operation of the business of Seller.  Schedule 2.16 lists all vendors, suppliers, customers and other parties that have commercial dealings with Seller and relate to the Business, and a description of the nature of such dealings.

Section 2.17

Trade Accounts Receivable.  All accounts receivable of Seller have arisen from bona fide transactions by Seller in the ordinary course of business and are collectible by Seller in the ordinary course of business. Except as set forth on Schedule 2.17, there are no defenses, claims of disabilities, offsets, refusals to pay or other rights of offset against any such accounts receivable. Any allowances that Seller has established specifically for doubtful accounts have been established on a basis consistent with Seller’s credit experience and GAAP consistently applied. Set forth on Schedule 2.17 is a complete and accurate list of all accounts receivable as of the date hereof, which list sets forth the aging of all such accounts receivable and which shall be updated as of two days prior to the Closing Date and delivered to Purchaser two days prior to the Closing Date.

Section 2.18

Certain Transactions.  Except as set forth on Schedule 2.18, none of Seller’s past or present members, officers, managers or employees, nor any member of any such person’s family is presently a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of Seller), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as an owner or a beneficiary.

Section 2.19

Broker.  No broker, finder or investment banker is entitled to any brokerage, finder’s or similar fees or other commissions in connection with the transactions contemplated hereby.

Section 2.20

Environmental Matters.

(a)

Seller is not the subject of or being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any federal, state or local environmental law, rule, regulation, or ordinance at any time in effect (collectively, “Environmental Laws”) or (iii) any third party claim relating to environmental conditions on or off Seller’s respective properties.  Seller has not been notified that it must obtain any permits or licenses or file documents for the operation of the Business under Environmental Laws relating to pollution protection of the environment.  Seller has not been notified of any conditions on or off Seller’s properties that would give rise to any material liabilities, known or unknown, under any Environmental Laws, or as the result of any claim of any third party.  For the purposes of this Section 2.20, an investigation shall include, but is not limited to, any oral notice provided to any member, officer or employee of Seller or any written notice received by Seller that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

(b)

There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that Seller (or any previous occupant of Seller’s facilities) has used, stored or otherwise held in or on any of Seller’s facilities, that are present at or have migrated from Seller’s facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata.  Seller’s facilities have been maintained in compliance with all Environmental Laws, including without limitation, all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations.  Seller has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used at any off-site location that has been or is listed or, to the Seller’s knowledge and belief, proposed for inclusion on any list promulgated by any Governmental Entity for the purpose of identifying sites which pose a danger to health and safety. There have been no environmental studies, reports and analyses made or prepared in the last five years relating to the Seller’s facilities.  Seller has not installed any underground storage tanks in its facilities and none of such facilities contains any underground storage tanks.

Section 2.21

Illegal Payments.  Neither of Seller nor any of its members, officers or employees have directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Seller, that such person knows or has reason to believe to have been illegal under any federal, state or local laws or the laws of any other country having jurisdiction.  Seller has not participated, directly or indirectly, in any boycotts affecting any of its actual or potential customers.

Section 2.22

Licenses.  Seller is the holder of all federal, state and local licenses, permits and approvals required to conduct the Business as it is presently being conducted. All such licenses are in good standing, valid and effective, and free and clear of any liens, conditions or restrictions which might limit their full utilization as authorized by any Governmental Entity and all licenses will continue as such after the Closing Date.  Schedule 2.22 lists each license, permit and approval so held and its date of expiration.

Section 2.23

Compliance with Law.  Seller has complied in all respects with all laws, rules, regulations, arbitral determinations, orders, writs, decrees and injunctions that are applicable to or binding upon Seller, its business and properties, and Seller has not received any notice or have any knowledge of any violations thereof.

Section 2.24

Labor Matters.  Seller has not received any notice from any labor union or group that it represents or intends to represent the employees of Seller.  Seller has complied in all respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours.  Seller has not received any notice of and there are no complaints against it pending or threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local Human Rights Commission or any other state or local agency in respect of labor or employment matters. No labor strike, material dispute, slowdown or stoppage has occurred with respect to the employees of Seller and there is no labor strike, material dispute, slowdown or stoppage pending or threatened with respect to its employees.  There are no pending grievances or arbitration proceedings against Seller with respect to the operation of its business.

Section 2.25

Employee Benefits.

(a)

Schedule 2.25 contains a complete list of all employee benefit plans and pension plans, whether formal or informal, whether or not set forth in writing and whether covering one or more than one person, sponsored or maintained by Seller (collectively, the “Employee Benefit Plans”).

(b)

Except as listed on Schedule 2.25, Seller does not contributes to, has not contributed to, and has never been required to contribute to any Multiemployer Plan (as defined in ERISA Section 3(37)) and does not have any liability (including withdrawal liability) under any Multiemployer Plan.

(c)

Except as listed on Schedule 2.25, Seller currently does not and never has maintained, contributed to, or never been required to contribute to any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents.

(d)

Purchaser shall have no liability due to the continuation of health care coverage requirements of Section 162(k) and 4980B of the Code or Sections 601 through 608 of ERISA with respect to any current or former employee of Seller.

Section 2.26

Books of Account; Records; Bank Accounts.  The general ledgers, books of account and other records of Seller are complete, true and correct and have been consistently maintained in accordance with past practice and good business practices.  Schedule 2.26 sets forth all deposit, savings, investment and other bank, financial institution and brokerage accounts of Seller, which schedule shall include for each such account the name and address of the bank or financial institution, the account number, the names of all authorized persons (including the type of such authorizations) and the account balance as of the date hereof.  Schedule 2.26 shall be updated as of the Closing Date.

Section 2.27

Investments in Competitors.  No past or present member, officer or employee of Seller nor any of their affiliates own, directly or indirectly, any interests or have any investment in any person that is a competitor of Seller, Purchaser or their respective affiliates other than securities of any issuer that is listed for trading on a national securities exchange or are traded in the over-the-counter market which do not, in the case of such person, constitute more than 2% of the total amount of such securities that are outstanding.

Section 2.28

Employees.  Schedule 2.28 contains the complete list of annual salary, bonus and commission arrangements (if applicable) and date of last raise of all employees of Seller and who earn Thirty Thousand and No/100 Dollars ($30,000) or more each year from salary, bonus and commission arrangements.  Since the Interim Financial Statement Date, there has been no material adverse change in Seller’s relationships with any of its employees.

Section 2.29

Workers Compensation.  Schedule 2.29, distinguishing between current employees and former employees, sets forth a true and complete list of all workers compensation claims against Seller or its workers compensation insurance carriers between December 31, 2002 and the Closing Date.  Except as set forth on Schedule 2.29, there are no pending or, to Seller’s knowledge, threatened claims for worker’s compensation benefits against Seller.

Section 2.30

Credit Terms.  Schedule 2.30 sets forth all the terms and conditions of credit greater than “net 30 days” given to any customer of Seller and all discounts greater than or equal to one percent (1%) given by Seller to its customers.

Section 2.31

Investor Representations.  Seller hereby acknowledges, represents and warrants to, and agrees with, S-2-S Acquisition, for the benefit of Next, as follows:

(a)

Seller is acquiring the Shares of Stock Consideration for its own account, for investment purposes only, and not with a view to or for the resale, fractionalization or distribution thereof, in whole or in part.

(b)

Seller is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(c)

Seller represents and warrants that it (or its financial adviser, if any) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares of Stock Consideration.

(d)

Seller acknowledges and agrees that the Shares of Stock Consideration will be “restricted” and may be sold only pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended..

Section 2.32

Other.  No representation or warranty contained herein (including the Schedules) contains or will contain as of the date made any untrue statement of a material fact, or omits to state a material fact, necessary to make the representations or warranties (giving full effect to any dollar, time of other limitation specified in, and only with respect to the subject matter contained in, such representations and warranties) not materially misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Member as of the date of this Agreement and as of the Closing Date, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement by Seller and the Member and the consummation of the transactions contemplated hereunder:

Section 3.1

Corporate Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted.

Section 3.2

Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

Section 3.3

Capitalization.  The authorized capital stock of Purchaser consists of 100 shares of common stock, par value $0.001 per share, of which 100 shares are validly issued and outstanding and owned solely by Next.  Purchaser was formed solely for the purpose of acquiring the Purchased Assets, has no assets other than that amount of cash that is required for it to be organized as a corporation under Delaware Law and has conducted no activities other than in connection with its incorporation.

Section 3.4

Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein.

Section 3.5

No Conflicts; Absence of Defaults; No Third Party Consent Required.  The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby will not (a) result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Purchaser pursuant to (i) any provision of Purchaser’s Bylaws or Certificate of Incorporation or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Purchaser is a party or by which the properties or assets of Purchaser are bound, (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Purchaser or its properties or assets, or (c) will require the consent of any third party.

Section 3.6

Legal Proceedings, Claims, Investigations, etc.  There is no material legal, administrative, arbitration or other action or proceeding or governmental investigation pending against Purchaser (or any director, officer, agent, representative and/or employee of Purchaser) relating to the business or assets of Purchaser.  Purchaser has not been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court or governmental department, commission, agency, instrumentality or arbitrator applicable to Purchaser or its business.  Purchaser is not currently subject to any judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other governmental authority.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1

Access.  Seller shall authorize and permit Purchaser and its representatives, including its independent accountants, financial advisers, agents and legal counsel to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of Seller’s business, to all of Seller’s properties, books, records, operating instructions and procedures and all other information with respect to the business of Seller as Purchaser may from time to time request, and to make copies of such books, records and other documents and to discuss the respective businesses with Seller’s members and officers, in each case, as is reasonably necessary or appropriate for the purposes of familiarizing themselves with Seller and with obtaining any necessary approvals of or permits for the transactions contemplated by this Agreement; provided, however, that Seller shall not be required to provide Purchaser or its representatives with access to any information or materials required to be kept confidential pursuant to agreements with third parties or by a provision, statute, ordinance, judicial order or other law, rule or regulation.

Section 4.2

Conduct of Business.  During the period beginning on the date hereof and ending on the Closing Date, Seller shall not, without the prior written consent of Purchaser:

(a)

conduct the Business in any manner except in the ordinary course;

(b)

terminate, or fail to renew or preserve, any material license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity;

(c)

make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any member, officer or employee or any of their respective affiliates;

(d)

grant any general or uniform increase in the rates of pay or benefits to officers or employees (or a class thereof), or any increase in salary or benefits of any officer or employee or pay any bonus to any person;

(e)

terminate, transfer or hire any employees or consultants;

(f)

sell, transfer, mortgage, encumber or otherwise dispose of any assets or properties except dispositions of inventory in the ordinary course of business consistent with past practices and other dispositions of assets not to exceed $2,500 in the aggregate in the ordinary course of business;

(g)

issue, grant, sell, redeem or acquire for value, or agree to issue, sell, redeem or acquire for value, or amend or modify, any equity securities or debt obligations;

(h)

change or amend their respective organizational documents;

(i)

terminate, amend or fail to renew any existing insurance coverage;

(j)

other than in the ordinary course of business voluntarily incur or agree to incur any obligation or liability (absolute or contingent) that individually or in the aggregate calls for payment by Seller;

(k)

make any material investment, by purchase, contribution to capital, property transfer, or otherwise, in any association, corporation, limited liability company, individual, partnership, trust or any other entity or organization;

(l)

other than as expressly provided herein, make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

(m)

dispose of or fail to preserve any Licenses, Intellectual Property, trade secrets or any rights to the use thereof;

(n)

repay or service any indebtedness or similar obligation of Seller, any Member or any party affiliated with or related to Seller or any Member other than regular debt service to the Bank;

(o)

terminate, cause to be terminated or cause to be adversely affected any agreement or business relationship with any person or entity that would have a material adverse effect on the business, prospects, operations or financial condition of Seller.

(p)

terminate any management personnel or key employee;

(q)

fail to pay or accrue any salaries, wages, vacation compensation, sick leave and other payments due to employees in the ordinary course of Seller’s business;

(r)

pay or declare any dividends or distributions or make any similar payments to any Member or his or its family members or affiliates;

(s)

enter into or modify or amend any material agreement; or

(t)

agree to or make any commitment to take any actions prohibited by this Section 4.2.

Section 4.3

Preservation of Business Prior to Closing Date.  During the period beginning on the date hereof and ending on the Closing Date, (a) Seller shall preserve its Business and the goodwill of customers, suppliers and others having business relations with Seller; and (b) Seller shall consult with Purchaser concerning, and Seller shall use commercially reasonable efforts to cooperate with Purchaser, in connection with Purchaser’s efforts to keep the services of the officers and employees of Seller that Purchaser may wish to retain after the Closing.

Section 4.4

Exclusivity.

(a)

Neither Seller nor any of its members, officers, employees, representatives or agents shall, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of assets or capital stock or other equity interest in Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person any information concerning the business operations, properties or assets of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  Seller will inform Purchaser in writing immediately following the receipt by Seller or any of its representatives of any proposal or inquiry with respect to any Acquisition Transaction.

(b)

Should the parties hereto fail to consummate the Closing as a direct or indirect result of any breach, whatsoever, of the covenants contained in this Section 4.4, Seller and the Member, jointly and severally, agree to reimburse Purchaser for all costs and expenses actually incurred by Purchaser in furtherance of the transactions contemplated by this Agreement unless Purchaser is in material breach of this Agreement.

Section 4.5

Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 4.6

Conduct; Notification of Certain Matters.  Each of Purchaser, Seller and the Member shall use all efforts not to take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement.  Seller and the Member shall give prompt written notice to Purchaser and Purchaser shall give prompt written notice to Seller and the Member of (a) the occurrence or non-occurrence of any one or more events, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty contained in this Agreement to be inaccurate in any material respect at or prior to the Closing and (b) any failure of Seller, the Member or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.  Nothing in this Section 4.6 shall obligate Purchaser after the Closing to retain or offer employment to any officer or employee of Seller.

Section 4.7

Public Disclosure.  All public announcements, statements and press releases concerning the transactions contemplated by this Agreement shall be mutually agreed upon by the Member and Purchaser in writing before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law (including federal securities laws).  Notwithstanding the foregoing, the parties hereto acknowledge that Next may be required to describe transactions contemplated by this Agreement and/or file a copy of this Agreement, including all exhibits and schedules hereto, with the Securities and Exchange Commission in connection with related disclosure obligations under applicable securities laws

Section 4.8

Expenses.  Except as set forth in Section 4.4(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby.

Section 4.9

Loss.  If, before the Closing Date, the Purchased Assets are destroyed, or if there has been damage to the Purchased Assets that would cost in excess of $10,000 to repair or replace, or if the expected cost is less than $10,000 and Seller does not elect to make such repairs, then Purchaser may terminate this Agreement.  In the event Purchaser does not terminate this Agreement, all insurance money payable as a result of the damage or destruction shall be paid to Purchaser.

Section 4.10

Disclosure to Employees.  Seller and Purchaser shall mutually agree on the timing and content of any notification or discussions with Seller’s respective employees or any other parties and/or representatives of the employees with respect to the transactions contemplated by this Agreement.

Section 4.11

Name Change.  At the Closing, Seller will change its corporate name so that it will not be identifiable as “Sports-2-School” or any name similar thereto.

Section 4.12

Bank Accounts.  On or before the Closing Date, Seller agrees to change or cause to be changed the signatories on all accounts set forth in Schedule 2.26 so that the sole signatory for such accounts is Charles L. Thompson.

Section 4.13

Taxes.

(a)

Without the prior written consent of Purchaser, neither Seller nor any affiliate of Seller shall, to the extent it may affect or relate to Seller, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax election, change any annual accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any one or more of such actions or omissions would have the effect of materially increasing the Tax Liability or reducing any Tax Asset of Seller,  Purchaser or any affiliate of Purchaser.

(b)

For purposes of this Agreement, “Tax Asset” shall mean, without limitation, any net operating loss, net capital loss, investment tax credit, or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

(c)

For purposes of this Agreement, “Tax Liability” shall mean, without limitation, any net operating income, net capital income, or any other debit or tax attribute which could increase Taxes (including, without limitation, additions and debits related to alternative minimum taxes).

(d)

Any and all existing tax sharing agreements or arrangements, written or unwritten, binding on Seller, shall be terminated as of the Closing Date.  After the Closing Date, Seller shall not have any rights or liabilities thereunder.

Section 4.14

Closing Date Balance Sheet.  Seller agrees to provide to Purchaser a closing date balance sheet (the “Closing Date Balance Sheet”) on the Closing Date.

Section 4.15

Additional Documents and Further Assurances.  At, and from time to time after the date first written above, at the request and expense of Purchaser but without further consideration, Seller and the Member shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Purchaser reasonably may request in order to more effectively convey, transfer, assign and deliver to Purchaser, and to place Purchaser in possession and control of, any of the rights, properties, assets and business intended to be sold, conveyed, transferred, assigned and delivered hereunder, or to assist in the collection or reduction to possession of any and all of such rights, properties, and assets or to enable Purchaser to exercise and enjoy all rights and benefits of Seller or the Member with respect thereto

Section 4.16

Confidentiality.

(a)

In the course of operation of the business of all parties, all parties have received, and will continue to receive, information that gives the other parties an advantage over its competitors, and which is confidential and proprietary, relating to each parties’ respective names and preferences of customers, the costs and profits of particular lines, products and markets, technological data, computer programs, know-how, potential acquisitions, sources of financing, corporate operating and financing strategies, expansion plans and similar information (collectively, the “Confidential Material”).  At no time during the period commencing on the date first written above shall any party to this Agreement, whether individually, or jointly with others, for the benefit of himself, herself or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use any Confidential Material of the other parties; provided, however, that any such Confidential Material may be disclosed only as required by law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any informal or formal investigation by any Governmental Entity). In the event that any party is requested pursuant to, or is required by, applicable law or regulation or by legal process to disclose any Confidential Material, such party shall promptly notify the other parties of any anticipated disclosure obligation and cooperate with the other parties, at such other parties’ expense, in its efforts to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Material that is required to be disclosed. The parties acknowledge that any disclosure of any Confidential Material would cause material and irrevocable harm to the other parties and their respective business.

(b)

It is the desire and intent of the parties that the foregoing provisions of this Section 4.16 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 4.16 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, with such deletion only to apply with respect to the operation of such provision of this Section 4.16 in the particular jurisdiction in which such adjudication is made. Seller and the Member acknowledge and agree that Purchaser would be irreparably damaged if any of the provisions of this Section 4.16 are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, in the event of a breach or threatened breach by Seller or the Member of any of the provisions of this Section 4.16, Purchaser shall be entitled to an injunction restraining such person from such breach and shall have the right to specifically enforce this Section 4.16 and the terms and provisions hereof against Seller or the Member.  Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available for such breach or threatened breach.

Section 4.17

Product Claims.  After the Closing, Seller and the Member will continue to be jointly and severally responsible for any liability associated with any product claims and any product returns and claims arising after the Closing Date with respect to products manufactured and sold by Seller prior to the Closing Date (“Product Claims”).  Should Purchaser learn of any Product Claims, Purchaser shall promptly notify Seller of such claim and shall provide Seller with reasonable assistance in connection with the resolution of such Product Claims.  The final authority with respect to the settlement of Product Claims shall be vested solely with Purchaser.  Once such Product Claims are resolved, Seller and the Member shall jointly and severally be responsible for any and all costs associated with such settlement and shall promptly pay such amounts.

Section 4.18

Transition of Customers.  For twenty-four months following the Closing, the Seller and the Member shall use all reasonable commercial efforts to ensure the smooth transfer from Seller to Purchaser of all of Seller’s customers.

ARTICLE V

CONDITIONS TO THE CLOSING

The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by each of the parties hereto:

Section 5.1

Illegality.  There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prevents the consummation of the Closing or that has the effect of making the transfer of the Stock Consideration illegal.

Section 5.2

Absence of Litigation.  No action, suit or proceeding concerning Purchaser, Seller or the Member shall be threatened or pending by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

Section 5.3

Consents and Approvals.  All filings and registrations with, and notifications to, all federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all federal, state, local and foreign authorities and third parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

ARTICLE VI

CLOSING CONDITIONS TO OBLIGATIONS; CLOSING DELIVERIES

Section 6.1

The Closing.

(a)

The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Miller & Martin PLLC, 832 Georgia Avenue, Suite 1000, as soon as practicable following satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, or at such time and place as Purchaser and Seller shall mutually agree (the date on which such closing occurs being herein referred to as the “Closing Date”); provided, however, that under no circumstances may the Closing Date be later than ____________, 2005.

(b)

The Closing shall not be deemed to have occurred unless and until the documents set forth herein shall have been executed and delivered, and none of these items shall have been deemed to be executed and delivered unless and until all of them have been executed and delivered.

Section 6.2

Conditions to Obligations of Seller and the Members.  The obligations of Seller and the Member under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by Seller and the Member, of each of the following conditions:

(a)

The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of the specified date).

(b)

All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Purchaser shall have been performed and complied with in all material respects on or prior to the Closing in accordance with this Agreement.

(c)

The deliveries contemplated by Section 6.5, duly executed, shall have been made at or before the Closing.

Section 6.3

Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date, unless waived in writing by Purchaser, of each of the following conditions:

(a)

The representations and warranties of Seller and the Member contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of the specified date).

(b)

All covenants, conditions and other obligations under this Agreement to be performed or complied with by Seller and the Members shall have been performed and complied with in all material respects on or prior to the Closing in accordance with this Agreement.

(c)

The deliveries contemplated by Section 6.4, duly executed, shall have been made at or before the Closing.

(d)

Purchaser shall have determined, in its sole discretion, that there has been no material adverse change in the Business or assets or financial condition of Seller, separately or in the aggregate, between the date hereof and the Closing Date and Seller shall have operated its business in the ordinary course.

(e)

Purchaser shall have received all consents required with respect to the assignment of the Assumed Contracts and the Vendor Numbers.

(f)

All agreements, certificates, opinions and other documents required to be delivered by Seller and the Member to Purchaser hereunder shall be in form and substance reasonably satisfactory to Purchaser.

(g)

Purchaser shall have completed, to its satisfaction and up to the Closing Date, its due diligence review of Seller’s properties and Seller’s legal, accounting and financial records.

(h)

Purchaser, in its sole discretion, shall have determined that the Financial Statements reflect the proper valuation and amount of accounts receivable, deposits, assets and liabilities of Seller, determined in accordance with GAAP.

(i)

The amount of Seller’s assets and liabilities, as reflected on the Closing Date Balance Sheet to be prepared by Seller, shall not materially differ, as determined in Purchaser’s sole discretion, from the assets and liabilities set forth on the balance sheet of Seller for the period ended on March 31, 2005.

(j)

Purchaser shall have received all consents and approvals necessary to consummate the transactions contemplated by this Agreement, all as determined in Purchaser’s sole discretion, including without limitation all consents and approvals from any Governmental Entity, Purchaser’s or Next’s  lenders and Next.

(k)

All related party receivables, payables and loans, including with respect to any past or present member, officer, employee of Seller, shall have been collected or paid and satisfied in full, as applicable.

(l)

All agreements between Seller and any of its past or present members, officers, employees or affiliates of Seller shall have been terminated.

(m)

The Member shall be the sole member of Seller and there shall be no options, warrants or other rights to purchase or acquire interests in Seller outstanding pursuant to which any party would be entitled to acquire or purchase an interest in Seller.

Section 6.4

Deliveries by Seller and the Member at the Closing.  At the Closing, Seller and/or the Member shall deliver:

(a)

a certificate dated the Closing Date executed by the President of Seller certifying that (i) the representations and warranties of Seller hereunder are true and correct in all material respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, and (ii) Seller has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(b)

certified copies of the resolutions duly adopted by the members of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated;

(c)

a certificate of existence for Seller from the Secretary of State of each of its state of incorporation and qualification (as it relates to the operation of the Business), stating that it validly exists, and that it is not delinquent in the payment of any state Tax then due.  Each such certificate of existence shall be dated within ten (10) days of the Closing Date;

(d)

a bill of sale for the Purchased Assets in the form of Exhibit 6.4(d) (the “Bill of Sale”); and

(e)

the assignments of the Assumed Contracts and the Vendor Numbers in the form of Exhibit 6.4(e) (the “Assignments”);

(f)

a purchase price addendum agreement between Purchaser, Next, Gaddco, Inc. and Allen Gaddis in the form of Exhibit 6.4(f); and

(g)

a purchase price addendum agreement between Purchaser, Next and Jim Ingram in the form of Exhibit 6.4(g).

Section 6.5

Deliveries by Purchaser at the Closing.  At the Closing, Purchaser shall deliver:

(a)

a certificate dated the Closing Date executed by the President or Secretary of Purchaser certifying that (i) the representations and warranties of Purchaser in this Agreement are true and correct in all material respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, and (ii) Purchaser has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(b)

certified copies of the resolutions of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated;

(c)

the Bill of Sale; and

(d)

the Assignments.

2306398_4.DOC

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1

Survival.  The parties agree that the representations, warranties and covenants contained in this Agreement or in any document, certificate, instrument, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing and continue to be binding regardless of any investigation made at any time by the parties for a period of twenty-four months, except that the representations and warranties contained in (a) Sections 2.1 (organization), 2.2 (ownership), 2.4 (authority), 2.7 (financial statements) and 2.23 (compliance with law) and claims for fraud or intentional misrepresentation shall survive in perpetuity, (b) Section 2.20 (environment) shall survive for a period of five (5) years from the Closing, and (c) Sections 2.10 (taxes), 2.12 (intellectual property) and 2.25 (employee benefits) shall survive for the last applicable statute of limitations for the particular representation and warranty that has been breached.

Section 7.2

Indemnification by Seller and the Member.  Seller and the Member, jointly and severally, shall indemnify, hold harmless and defend Purchaser and its affiliates and their respective officers, directors, shareholders and employees (the “Purchaser Indemnified Parties”) after the Closing Date against and in respect of:

(a)

any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by the Purchaser Indemnified Parties that result from, relate to or arise out of:

(i)

any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities;

(ii)

any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against the Purchaser Indemnified Parties that relate to Seller or its Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any member, officer, employee, agent, representative or subcontractor of Seller, except for the Assumed Liabilities; or

(iii)

any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Seller or the Member under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to the Purchaser Indemnified Parties pursuant thereto or in connection with the negotiation, execution or performance of this Agreement.

(b)

any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.2.

Section 7.3

Indemnification by Purchaser.  Purchaser shall indemnify, hold harmless and defend Seller and the Member after the Closing Date against and in respect of:

(a)

any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Seller and the Member that result from, relate to or arise out of:

(i)

the Assumed Liabilities;

(ii)

any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against Seller and the Member that relate to Purchaser or the Business in which the principal event giving rise thereto occurs on or after the Closing Date or which result from or arise out of any action or inaction on or after the Closing Date of Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser, except for those which Seller specifically retains pursuant to this Agreement; or

(iii)

any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(b)

any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.3.

Section 7.4

Limitation of Indemnification Obligations.  The aggregate liability under this Article VII shall not exceed the Purchase Price, except for claims relating to fraud, intentional misrepresentation or a breach of Sections 2.1, 2.2, 2.4, 2.23 or 4.2.

Section 7.5

Indemnification Procedures.

(a)

A party claiming indemnification under this Article VII (the “Asserting Party”) will give prompt written notice (the “Claim Notice”) in accordance with Section 9.1 of the nature and basis of the claim (which shall include, to the extent reasonably available and without delaying the giving of notice, the amount claimed, and if a third party, the Claimant and the date the third party made the Claim on Purchaser) to the party from whom indemnification is being sought (the “Indemnifying Party”). If the claim or indemnification arises out of a claim, action, or proceeding by a third party (a “Third Party Claim”), the Indemnifying Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party.  If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party will not be liable for any fees or expenses of counsel for the Asserting Party incurred in connection with the Third Party Claim.  If the Indemnifying Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right to defend and settle the Third Party Claim.  The Asserting Party and the Indemnifying Party will cooperate in the defense of any claim, action, or proceeding covered by this Section 7.5.  The Asserting Party will make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party for use in contesting the Third Party Claim.  Where a third party in a Third Party Claim is a significant continuing supplier or customer of the Asserting Party and the conduct of the Third Party Claim may have a material adverse effect on the continued operation of the business of the Asserting Party, the Indemnifying Party shall consult with the Asserting Party in good faith with a view to reducing or eliminating the adverse effect of the conduct of the Third Party Claim.

(b)

Any dispute between the parties with respect to a claim for indemnification hereunder shall be resolved in the following manner:

(i)

upon the written request of an Indemnifying Party which request must be delivered within ten days of receipt of a Claims Notice (the “Initial Request”), each of Purchaser and Seller will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute;

(ii)

the designated representatives shall meet as often as the parties reasonably deem  necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution;

(iii)

such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto;

(iv)

during the course of such negotiation, all reasonable requests made by one party to the other for information reasonably related to the claim or reasonably related to this Agreement, will be honored in order that each of the parties may be fully advised of the other’s position;

(v)

the specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party;

(vi)

if the designated representatives cannot resolve the dispute within twenty days after the Initial Request (the “Resolution Period”) then either party may within ten days after the end of the Resolution Period refer the dispute to JAMS/Endispute in Atlanta, Georgia, for a voluntary settlement conference (the “Conference”) and the other party will be deemed to have consented to the Conference.  The Conference shall be held within ten days of such referral, except where more than one claim has been received by an indemnifying party within a seven-day period that are not otherwise resolved as provided above, the Indemnifying Party may elect to schedule a conference that would aggregate the claims received for settlement discussion pursuant to a Conference schedule for an agreed upon date, but in no event later than twenty days after receipt of the last of the claims received within the relevant seven-day period;

(vii)

if the procedure set forth in subparagraph (vi) above utilized by the parties is a nonbinding procedure, then a party who is not satisfied with the proposed resolution of the dispute may, after the expiration of not less than ten days from the date of the Conference, initiate formal proceedings in any court having jurisdiction over the parties and the subject matter of the dispute;

(viii)

notwithstanding the foregoing, a party may proceed to initiate formal proceedings in any court having jurisdiction over the parties and the subject matter of the dispute if there are less than twenty days before the statute of limitations governing any cause of action relating to such dispute would expire; and

(ix)

except where clearly prevented by the subject in dispute, the parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

Section 7.6

Payment; Right of Offset.  Upon the determination of liability under Sections 7.2 or 7.3 hereof after following the procedures set forth in Section 7.5, the appropriate party shall pay to the other, within ten days after such determination, the amount of any claim for indemnification made hereunder.  Purchaser and Seller agree that Next or Purchaser shall have the right to withhold and offset, dollar-for-dollar, against the Stock Consideration, any amounts (including reasonable attorneys fees) related to any claims for indemnification under this Article VII.  Purchaser agrees to notify Seller within fifteen (15) days of any withholding or offset.  No withheld Stock Consideration or offset shall be considered nonpayment of any amounts due, or a breach or failure of performance, under this Agreement.

Section 7.7

Other Rights and Remedies Not Affected.  The indemnification rights of the parties under this Article IX are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any failure to fulfill any agreement or covenant hereunder (other than those relating to the representations, warranties and covenants set forth in Article II, III and IV) on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1

Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)

By the mutual written consent of Purchaser, Seller and the Member;

(b)

By Seller and the Member if they are not in material breach of their representations, warranties or obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser such that the conditions set forth in Articles V and VI would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within thirty (30) days of delivery to Purchaser, as the case may be, of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

(c)

By Purchaser if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Member or Seller such that the conditions set forth in Article V and VI would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within thirty (30) days of delivery to Seller and BSA of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured); or

(d)

By Purchaser or Seller if: (i) the Closing has not occurred by _________________, 2005 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity that would make consummation of such transactions illegal.

Section 8.2

Effect of Termination.  In the event of any termination of this Agreement in accordance with Sections 8.1(a) or (d) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto or its respective affiliates, officers, directors, employees or agents by virtue of such termination.  In the event of any termination of this Agreement in accordance with Sections 8.1(b) or (c), the parties hereto reserve their rights to take any action permitted by law, including as provided in Section 9.2 hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1

Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or three days after being sent by registered or certified mail, return receipt requested, postage prepaid:

(a)

If to Purchaser

S-2-S Acquisition Corporation

c/o Next, Inc.

7625 Hamilton Drive, Suite 12

Chattanooga, Tennessee 37421

Attention: Charles L. Thompson

with a copy (which shall not constitute notice) to:

Miller & Martin PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, TN 37402-2289

Attention: W. Scott McGinness Jr., Esq.

(b)

If to the Member to:

Buck Swindle Associates, Inc.

200 Glen Eagles Court, Suite 3A

Carrollton, GA 30117

Attn:  Buck Swindle

with a copy (which shall not constitute notice) to:

______________________________

______________________________

______________________________

Attention: ____________________

(c)

If to Seller to:

Sports-2-School, LLC

_______________________________

_______________________________

Attention:  Buck Swindle

with a copy (which shall not constitute notice) to:

______________________________

______________________________

______________________________

Attention: ____________________

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 9.1.

Section 9.2

Specific Performance.  All parties hereto recognize that, because of the nature of the subject matter of this Agreement, it would be impractical and extremely difficult to determine actual damages in the event of a breach of this Agreement.  Accordingly, if any party to this Agreement commits a breach, or threatens to commit a breach, of any of the provisions of hereof, as applicable, of this Agreement, the non-breaching party shall have the right to seek and receive a temporary restraining order, injunction or other equitable remedy relating to the prevention or cessation of such breach or threatened breach, including, without limitation, the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being mutually acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that monetary damages will not provide an adequate remedy.

Section 9.3

Entire Agreement.  This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties hereto, whether written or oral.

Section 9.4

Binding Effect, Benefits, Assignments.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement may not be assigned without the prior written consent of the other parties hereto.

Section 9.5

Applicable Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of law rules of the State of Tennessee.

Section 9.6

Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Tennessee or Tennessee State courts in Hamilton County, Tennessee, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Tennessee, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

Section 9.7

Severability.  With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and all the parties hereto shall abide by such court’s determination.  In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 9.8

No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 9.9

Headings.  The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

Section 9.10

Pronouns and Plurals; Interpretation.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular or plural as the context may require.  All references herein to “he,” “him” or “his” or “she,” “her” or “hers” shall be for purposes of simplicity and, except with reference to the Members, are not intended to be a reference to a particular gender.  All references to any financial or accounting terms shall be defined in accordance with GAAP.

Section 9.11

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.12

Representation By Counsel; Interpretation.  Purchaser, Seller and the Members each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation by any Governmental Entity and any order or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

[Signature Page Following]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

PURCHASER:

S-2-S ACQUISITION CORPORATION

By:  /s/ Charles L. Thompson

Name:  Charles L. Thompson

Title:  Secretary

SELLER:

SPORTS-2-SCHOOL, LLC

By:  /s/ Buck Swindle

Name:  Buck Swindle

Title:     President

BSA:

BUCK SWINDLE ASSOCIATES, INC.

By:  /s/ Buck Swindle

Name:  Buck Swindle

Title:     President